EXHIBIT 10.BB
January 22, 2008
Mr. Gregory Waters

Re:	Change of Control / Severance Agreement
Dear Greg:
This letter agreement (the “Agreement”) sets out the severance arrangements concerning your employment with Skyworks Solutions, Inc. (“Skyworks”).
1.	Termination of Employment Related to Change of Control
1.1.	If: (i) a Change of Control occurs during the Initial Term or the Additional Term (as defined in Section 7) and (ii) your employment with Skyworks is terminated by Skyworks without Cause or you terminate your employment with Skyworks for Good Reason, in either case within one (1) year after the Change of Control, then you will receive the benefits provided in Section 1.4 below.

1.2.	“Change of Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change of Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Skyworks if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of common stock of Skyworks (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of Skyworks entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Skyworks (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of Skyworks, unless the Person exercising, converting or exchanging such security acquired

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January 22, 2008

such security directly from Skyworks or an underwriter or agent of Skyworks), (ii) any acquisition by Skyworks, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Skyworks or any corporation controlled by Skyworks, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.2; or

(b) such tune as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of Skyworks (the “Board”) (or, if applicable, the Board of Directors of a successor corporation to Skyworks), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Skyworks or a sale or other disposition of all or substantially all of the assets of Skyworks in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Skyworks or substantially all of Skyworks’ assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no

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January 22, 2008

Person (excluding any employee benefit plan (or related trust) maintained or sponsored by Skyworks or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of Skyworks of a complete liquidation or dissolution of Skyworks.

1.3.	“Good Reason” means the occurrence of any of the following events without your prior written consent: (i) a material diminution of your base compensation (unless in connection with a general reduction in the base compensation of all of Skyworks’ officers and/or senior management employees necessitated by the business or financial condition of Skyworks, provided such reduction does not adversely affect you to a greater extent than such other persons); (ii) a material diminution in your authority, duties or responsibilities; (iii) a material change in the geographic location at which you are directed that you must perform your duties, which Skyworks has determined shall include a change in your principal place of employment at Skyworks’ or an affiliate’s direction from the location of the your principal place of employment immediately prior to the date this Agreement becomes effective to a location more than fifty (50) miles from such principal place of employment; or (iv) any action or inaction constituting a material breach by Skyworks of the terms of this Agreement. Your termination of employment shall not be deemed to be for Good Reason unless, within sixty (60) days of the occurrence of the event constituting Good Reason, you have provided Skyworks with (a) at least thirty (30) days advance written notice of your decision to terminate your employment for Good Reason, and (b) a period of not less than thirty (30) days to cure the event or condition described in (i), (ii), (iii) or (iv), and Skyworks has either failed to so cure the event or waived its right to cure the event, to the extent it is then subject to cure.

1.4.	Subject to the provisions of Sections 6 and 8, (i) as soon as practicable (but not more than sixty (60) days) after the date of any termination described in Section 1.1 (or such later date as may be required by Section 8), Skyworks will pay you a lump sum equal to two (2) times the sum of (a) your rate of annual base salary in effect immediately prior to the Change of Control, and (b) the greater of (1) the average of the annual short-term cash incentive payments you received for each of the three years prior to the year in which the Change of Control occurs, whether or not includable in gross income for federal income tax purposes, or (2)

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January 22, 2008

your target annual short-term cash incentive opportunity for the year in which the Change of Control occurs; and (ii) on the date of any termination described in Section 1.1, all of your then outstanding Skyworks stock options shall remain exercisable for a period of eighteen (18) months after the termination date (or, if earlier, until the last day of the full option term), subject to their other terms and conditions; and (iii) Skyworks will provide you medical benefits substantially the same as those provided to you at the time of termination for a period of eighteen (18) months after the date of termination.

1.5.	If any excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) is payable by you by reason of the occurrence of a change in the ownership or effective control of Skyworks or a change in the ownership of a substantial portion of the assets of Skyworks, determined in accordance with Section 280G(b)(2) of the Code, then Skyworks shall pay you, in addition to any other amounts payable under this Agreement, an amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax and the amount necessary to pay all additional taxes imposed on (or economically borne by) you (including the Excise Tax, state and federal income taxes and all applicable employment taxes) attributable to the receipt of the Gross-Up Payment; provided however, that (i) in no event shall the Gross-Up Payment exceed five hundred thousand U.S. dollars ($500,000.00), (ii) Skyworks shall have no obligation to make the Gross-Up Payment to yon until you remit the Excise Tax to the Internal Revenue Service; and (iii) any Gross-Up Payment shall be paid no later than the last day of the calendar year following the calendar year in which you remit the Excise Tax. For purposes of the preceding sentence, all taxes attributed to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rate provided by law.
2.	Other Terminations of Employment
2.1.	If, during the Initial Term or the Additional Term (as defined in Section 7), your employment with Skyworks is terminated by Skyworks without Cause, then you will receive the benefits specified in Section 2.3 below. If your employment is terminated by Skyworks for Cause or by you for any reason, you will not be entitled to receive the benefits specified in Section 2.3 below. This Section 2 shall not apply if you are entitled to receive the benefits set forth in Section 1.4 above.

2.2.	“Cause” means (i) your deliberate dishonesty that is significantly detrimental to the best interests of Skyworks or any subsidiary or affiliate; (ii) conduct on your part constituting an act of moral turpitude; (iii) your

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January 22, 2008

willful disloyalty to Skyworks or refusal or failure to obey the directions of the Board; or (iv) your incompetent performance or substantial or continuing inattention to or neglect of duties assigned to you. Any determination of Cause must be made by the full Board at a meeting duly called.

2.3.	Subject to the provisions of Sections 6 and 8, if, during the Initial Term or the Additional Term (as defined in Section 7), your employment is terminated by Skyworks without Cause, (i) as soon as practicable (but not more than sixty (60) days) after the date of employment termination (or such later date as may be required by Section 8), Skyworks will pay you a lump sum equal to the sum of (x) your then current annual base salary, and (y) any short-term cash incentive payment then due, whether or not includable in gross income for federal income tax; and (ii) all of your then vested outstanding Skyworks stock options will remain exercisable for a period of twelve (12) months after the date of your employment termination (or, if earlier, until the last day of the full option term), subject to their terms and conditions.
3.	Effect of Change of Control on Equity Awards

If a Change of Control occurs during the Initial Term or the Additional Term, immediately prior to such transaction constituting such Change of Control, (i) all of your then unvested Skyworks stock options shall become immediately vested and exercisable; (ii) any restrictions on each outstanding restricted stock award shall lapse and such award will become immediately vested; and, (iii) each outstanding performance share award shall be deemed earned as to the greater of (a) the “Target” level of shares for such award or (b) the number of shares that would have been earned pursuant to the terms of such award as of the day prior to the date of such Change of Control, and such shares shall be issued by the Company to you immediately prior to such Change of Control transaction.

4.	Non-Competition; Non-Solicitation

During the term of your employment with Skyworks and for the first twenty-four (24) months after the date on which your employment with Skyworks is terminated for any reason (the “Noncompete Period”), you will not engage in any employment, consulting or other activity that competes with the business of Skyworks or any subsidiary or affiliate of Skyworks (collectively, the “Company”). You acknowledge and agree that your direct or indirect participation in the conduct of a competing business alone or with any other person will materially impair the business and prospects of the Company. During the Noncompete Period, you will not, either directly or indirectly, (i) attempt to hire any director, officer, employee or agent of the Company, (ii) assist in such

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January 22, 2008

hiring by any other person, (iii) encourage any person to terminate his or her employment or business relationship with the Company, (iv) not disrupt or interfere (or attempt to disrupt or interfere) with the Company’s relationships with it employees, (v) encourage any customer or supplier of the Company to terminate its relationship with the Company, or (vi) obtain, or assist in obtaining, for your own benefit (other than indirectly as an employee of the Company) any customer of the Company. If any of the restrictions in this Section 4 are adjudicated to be excessively broad as to scope, geographic area, time or otherwise, said restriction shall be reduced to the extent necessary to make the restriction reasonable and shall be binding on you as so reduced. Any provisions of this section not so reduced will remain in full force and effect.

It is understood that during the Noncompete Period, you will make yourself available to Skyworks for consultation on behalf of Skyworks, upon reasonable request and at a reasonable rate of compensation and at reasonable times and places in light of any commitment you may have to a new employer.

You understand and acknowledge that Skyworks’ remedies at law for breach of any of the restrictions in this Section 4 are inadequate and that any such breach will cause irreparable harm to Skyworks. You therefore agree that in addition and as a supplement to such other rights and remedies as may exist in Skyworks’ favor, Skyworks may apply to any court having jurisdiction to enforce the specific performance of the restrictions in this Section 4, and may apply for injunctive relief against any act which would violate those restrictions.

5.	Death; Disability

In the event of your death at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable for a period of one year thereafter, subject to their other terms and conditions.

In the event of your disability at any time during your employment by Skyworks, all of your then outstanding Company stock options, whether or not by their terms then exercisable, will become immediately exercisable and remain exercisable so long as you remain an employee or officer of Skyworks and for a period of one year thereafter, subject to their other terms and conditions.

6.	Release of Claims

Skyworks shall have no obligation to make any payments or provide any benefits pursuant to either Section 1.4 or Section 2.3, as applicable, unless (i) you agree to sign and deliver to the General Counsel of Skyworks a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and (ii) the

Mr. Gregory Waters
January 22, 2008

Release has become non-revocable by the sixtieth (60th) day following the date of termination of your employment.

7.	Term

This Agreement shall be effective for an initial term of two (2) years from the date hereof (the “Initial Term”); provided however, that (i) if your employment terminates within the Initial Term, this Agreement shall remain in effect until all of your and Skyworks’ obligations hereunder have been fully satisfied. Following the Initial Term, this Agreement shall renew automatically on the anniversary hereof for up to five (5) additional one (1) year periods (each an “Additional Term”) unless, at least ninety (90) days prior to the end of the then current term of the Agreement, either party provides written notice to the other party that the Agreement should not be extended, and (ii) if your employment terminates during any Additional Term, this Agreement shall remain in effect until all of your and Skyworks’ obligations hereunder have been fully satisfied. Notwithstanding anything to the contrary herein, your obligations pursuant to Section 4 shall survive any termination of this Agreement and extend throughout the Noncompete Period.

8.	Miscellaneous

All claims by you for benefits under this Agreement shall be directed to and determined by the Board of Skyworks and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to you in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to you for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Skyworks agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which you may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. Notwithstanding anything in this letter to the contrary, (a) no provision of this letter will operate to extend the life of any option beyond the term originally stated in the applicable option grant or option agreement; (b) the reimbursement of a fee or expense pursuant to this Section 8 shall be provided not later than the calendar year

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January 22, 2008

following the calendar year in which the fee or expense was incurred, (c) the amount of fees and expenses eligible for reimbursement during any calendar year may not affect the amount of fees and expenses eligible for reimbursement in any other calendar year, (d) the right to reimbursement under this Section 8 is not subject to liquidation or exchange for another benefit and (e) the obligation of Skyworks under this Section 8 shall survive the termination for any reason of this agreement and shall remain in effect until the applicable statute of limitation has expired with respect to any claim or contest (regardless of the outcome thereof) by Skyworks, you or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you regarding the amount of any payment or benefits pursuant to this Agreement).

This Agreement is intended to comply with Section 409A of the Code and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”), to the extent applicable. It is the intent of the parties hereto that all severance payments and benefits provided pursuant to this Agreement qualify as short-term deferrals, as defined in Treasury Regulation §1.409A-1(a)(4), separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii), reimbursement of medical benefits under Treasury Regulation §1.409A-1(b)(9)(v)(B), and/or limited payments, as defined in Treasury Regulation §1.409A-1(b)(9)(v)(D), to the extent applicable. If (a) it is determined that any payments or benefits provided pursuant to this Agreement that are paid upon “separation from service” (as that term is used in Section 409A) constitute deferred compensation for purposes of Section 409A (after taking into account the exceptions listed in the prior sentence and/or any other applicable exceptions) and (b) you are a “specified employee” (as that term is used in Section 409A) when your employment terminates, such payments or benefits (or portions thereof) that constitute deferred compensation payable upon a separation from service that are to be paid or provided during the six (6) month period following termination of your employment shall not be paid or provided until the first business day after the date that is six (6) months following termination of your employment or, if earlier, the first business day following the date of your death. The payment that is made pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the six (6) month period.

Except as expressly provided in this Section 8, neither you nor Skyworks shall have the right to accelerate or to defer the delivery of the payments to be made under this Agreement. Notwithstanding anything in this Agreement to the contrary, references to employment termination in Sections 1.4 or 2.3, as applicable, shall be interpreted to mean “separation from service,” as that term is used in Section 409 A of the Code and related regulations. Accordingly, payments to be made under Section 1.4 or Section 2.3, as applicable, shall not be made

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January 22, 2008

unless a separation from service (within the meaning of Section 409A of the Code and related regulations) shall have occurred.

Skyworks may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company (the “Acquisition”), as a condition precedent to the Acquisition, to expressly assume and agree in writing, with a copy to you, to perform this Agreement in the same manner and to the same extent as the Company would be required to perform this Agreement as if no such succession had taken place. You acknowledge and agree, and the Company acknowledges and agrees, that, without limitation to any other provision of this Agreement which is also “material”, this provision is a material term of this Agreement and an important clause benefiting you, to assure you that the obligation of Skyworks to provide you with the existing benefits made available under this Agreement, are adhered to by any successor to the Company, and the provision also benefits the Company in that the assurance to you afforded by this provision is an important retention incentive to have you remain in the employment of the Company.

This Agreement contains the entire understanding of the parties concerning its subject matter, and if there is any conflict between the terms of this Agreement and the terms of any other agreement (including but not limited to an equity award held by you or the applicable plan under which such award was issued), the terms of this Agreement shall govern. You shall not be eligible to receive severance or similar payments under any severance plan, program or policy maintained by Skyworks. This Agreement may be modified only by a written instrument executed by both parties. This Agreement replaces and supersedes all prior agreements relating to your employment or severance, including without limitation the Agreement between you and Skyworks dated May 26, 2005. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
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Mr. Gregory Waters
January 22, 2008

Please sign both copies of this Agreement and return one to Skyworks.

Sincerely,	AGREED TO:

SKYWORKS SOLUTIONS, INC.

/s/ David J. Aldrich	/s/ Gregory L. Waters

David J. Aldrich, President and CEO	Date: 1/22/08

Mr. Gregory Waters
January 22, 2008
EXHIBIT A
Form of Release of Claims
In consideration for receiving benefits pursuant to either, as applicable, Section 1.4 or Section 2.3 of the Change in Control/Severance Agreement dated January 22, 2008 between you and Skyworks Solutions, Inc. (the “Company”) (the “Agreement”), you, on behalf of yourself and your representatives, agents, estate, heirs, successors and assigns, agree to and do hereby forever waive, release and discharge the Company, and each of its affiliated or related entities, parents, subsidiaries, predecessors, successors, assigns, divisions, owners, stockholders, partners, directors, officers, attorneys, insurers, benefit plans, employees and agents, whether previously or hereinafter affiliated in any manner, as well as all persons or entities acting by, through, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, debts, contracts, obligations, promises, controversies, agreements, liabilities, demands, wage claims, expenses, charges of discrimination, harassment or retaliation, disputes, agreements, damages, attorneys’ fees, or complaints of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, existing or contingent, from the beginning of time until the moment you have signed this Agreement, against the Released. Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) your employment or its termination, (ii) any contract or agreement (express or implied) between you and any of the Released Parties, (iii) any tort or tort-type claim, (iv) any federal, state or governmental constitution, statute, regulation or ordinance, including but not limited to the U.S. Constitution; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of. 1974; the Fair Labor Standards Act; any applicable Executive Order Programs; any similar state or local statutes or laws; and any other federal, state, or local civil or human rights law, (v) any public policy, contract or tort law, or under common law, (vi) any policies, practices or procedures of the Company, (vii) any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, (vii) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters, (viii) any impairment of your ability to obtain subsequent employment, and (ix) any permanent or temporary disability or loss of future earnings.
For the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this Agreement is intended to include

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Mr. Gregory Waters
January 22, 2008
and does include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor against the Released Parties, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
BY SIGNING THIS GENERAL RELEASE, YOU REPRESENT AND AGREE THAT:
1.	YOU UNDERSTAND ALL OF ITS TERMS AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

2.	YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND YOU HAVE EITHER DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, YOU HAVE CHOSEN NOT TO DO SO OF YOUR OWN VOLITION;

3.	YOU HAVE HAD AT LEAST 21 DAYS: (A) FROM THE DATE OF YOUR RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , ; AND (B) TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE AND SUCH CHANGES ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD; AND

4.	YOU UNDERSTAND THAT YOU HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

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Mr. Gregory Waters
January 22, 2008

Agreed:

Date:

Acknowledged: SKYWORKS SOLUTIONS, INC.

By:
David J. Aldrich
President and Chief Executive Officer

Date:

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